Exhibit 99.1

NEWS RELEASE

EDITORIAL CONTACTS:	INVESTOR CONTACTS:
Drew Prairie	Ruth Cotter
(512) 602-4425	(408) 749-3887
drew.prairie@amd.com	ruth.cotter@amd.com

AMD Updates First Quarter Outlook

SUNNYVALE, Calif. – April 7, 2008 – AMD (NYSE: AMD) today announced that it expects revenue for the first quarter ended March 29, 2008 to be approximately $1.5 billion, a 22 percent increase compared to the first quarter of 2007, and down 15 percent compared to the fourth quarter of 2007. The decrease is due to lower than expected sales across all business segments. AMD had previously anticipated first quarter revenue to decline in line with seasonality.

In addition, AMD announced plans to adjust its cost structure by reducing its workforce by approximately 10 percent by the end of the third quarter of 2008. As a result of these reductions, AMD expects to record a restructuring charge in the second quarter of 2008. At the time of this release, AMD is unable to determine the estimated amount of the charge as the details are still being finalized.

AMD will report first quarter 2008 results after market close on April 17, 2008. AMD will hold a conference call on this day for the financial community at 2:00 p.m. PT to discuss first quarter results. A real-time audio broadcast of the teleconference will be provided at www.amd.com. The webcast will be available for ten days after the conference call.

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About AMD

Advanced Micro Devices (NYSE: AMD) is a leading global provider of innovative processing solutions in the computing, graphics and consumer electronics markets. AMD is dedicated to driving open innovation, choice and industry growth by delivering superior customer-centric solutions that empower consumers and businesses worldwide. For more information, visit www.amd.com.

CAUTIONARY STATEMENT

This release contains forward-looking statements concerning revenue for the first quarter of 2008, work force reductions and related charges, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainty that could cause actual results to differ materially from current expectations. Risks include the fact that global business and economic conditions may worsen; that Intel Corporation’s pricing, marketing programs, product bundling, new product introductions or other activities targeting the company’s business will prevent attainment of the company’s sales plans; that demand for computers and, in turn, demand for the company’s products will be lower than currently expected; that the company will not achieve its current product and technology introduction schedules; the company will require additional capital and will not be able to raise sufficient capital, on favorable terms or at all; that the company will not be able to obtain sufficient manufacturing capacity or components to meet demand for its products; and that solutions providers will not provide the infrastructure to support the company’s AMD64 technology in a timely fashion will adversely impact the company’s results of operations. We urge investors to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the year ended December 29, 2007.

AMD and the AMD Arrow logo are trademarks of Advanced Micro Devices, Inc. Other names used are for identification purposes only and may be trademarks of their respective owners.